ARTICLES OF INCORPORATION
                                       OF
                           AM-PAC INTERNATIONAL, INC.

     The undersigned natural persons of the age of eithteen (18) years or more acting as incorporator of a corporation under the Nevada Revised Civil Statute 78, hereby adopts the following Articles of Incorporation:

                                    ARTICLE I

                                      NAME
                                     ------

     The name of the corporation (hereinafter called "Corporation") is Am-Pac International, Inc.

                                   ARTICLE II

                               PERIOD OF DURATION
                              --------------------

     The period of duration of the Corporation is perpetual.

                                   ARTICLE III

                               PURPOSES AND POWERS
                              ---------------------

     The purpose for which this Corporation is organized is to engage in the business of investing in investments of all forms and nature and to engage in any and all other lawful business.

                                   ARTICLE IV

                                 CAPITALIZATION
                                ----------------

     The total number of shares of stock which the Corporation shall have the authority to issue is one hundred fifty million (150,000,000) shares, consisting of one hundred forty nine mi1lion (l49,9OO,OOO) shares of Common Stock having a par value of S.OOl per share and one hundred thousand (10O,OOO) shares of Preferred Stock having a par value of $.QOl per share.

     A.   Preferred Stock

          The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

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          1.   The  authority  of the Board with respect to each series shall include, but not be limited to, determination of the followinq:

               a. The number of shares constituting that series and the distinctive designation of that series;

               b. The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               c. Whether that series sha1l have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

          d. Whether that series shall have conversion priviledges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          e. Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          f. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and if so, the terms and amount of such sinking fund;

          g. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          h. Any other relative rights, preferences and limitations of that series.

     2. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on Common Stock with respect to the same dividend period.

     3. If upon any voluntary or invo1untary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts including unpaid cumulative dividends, if any) payable with respect thereto.

     4. Unless otherwise provided in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, no holder of Preferred Stock shall have any pre-emptive right as such holder to suscribe for, purchase or receive any part of any new or additional issue of capital stock of any class or series, including unissued and treasury stock, or obliqations or other securities convertible into or exchangeable for capital stock of any class or series, or warrants or other instruments evidencing rights or options to subscribe for, purchase or receive any capital stock of any class or series, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

     3.   Common  Stock

          1. Subject to the prior and superior rights of the Preferred Stock and on the conditions set forth in the foregoing parts of this Article or in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.


          2. Except as otherwise provided by law, by this Certificate of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

          3. Upon any liquidation, dissolution or winding up of the Corporation, whether volunatary or involuntary, and after the bolders of the Preffered Stock of each series sha11 have been paid in full the amount to which they respectively shall be entitled or a sum sufficient for such payment in assets of the Corporation shall be distributed pro rata to the ho1ders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

                                   ARTICLE V

                          REGISTERED OFFICE AND AGENT
                         -----------------------------


The name and address of the corporations's registered agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

                                   ARTICLE VI

                                   DIRECTORS
                                  -----------

     The Corporation shall be governed by a Board of Directors consisting of such number of directors as shall be fixed the Corporation's bylaws. The number of directors constituting the initial board of directors of the corporation is five and the names and addresses of the directors are as follows:

      NAME                              ADDRESS
     ------                            ---------

     Thomas L. Tedrow                  431 E. Central Blvd., Suite 900
                                       Orlando, FL 32801

     Michael J. Martella               431 E. Central Blvd., Suite 900
                                       Orlando, FL 32801

     Malcolm Wright                    431 E. Central Blvd., Suite 900
                                       Orlando, FL 32801

     Linda Xu                          431 E. Central Blvd., Suite 900
                                       Orlando, FL 32801

     Sharron C. Martin                 431 E. Central Blvd., Suite 900
                                       Orlando, FL 32801


                                  ARTICLE VII

                          DENIAL OF PREEMPTIVE RIGHTS
                         ----------------------------

     There shall be no preemptive right to acquire unissued and/or treasury shares of the stock of the Corporation.


                                  ARTICLE VIII


                      LIABILITY OF OFFICERS AND DIRECTORS
                     -------------------------------------


     A director or officer of the Corporation shall not be liable to the Corporation or its sbareholders for damages for breach of fiduciary duty as a director or officer unless the act or omission involves intentional misconduct, fraud, a knowing violation of law or the payment of an unlawful dividend in violation of NRS 78.300.

                                   ARTICLE IX

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS
                  -------------------------------------------


     The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers or who, at the request of the Board of Directors of the Corporation, may serve or at any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditory, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgements, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily by such persons in connection with teh defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer of the Corporation, or of such other corporation or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.


DATED this 4th day of October, 1996               Incorporator:


                                                  ------------------------------
                                                  William Erwin
                                                  CT Corporation System
                                                  811 Dallas Ave.
                                                  Houston, TX 77002




COUNTY OF HARRIS                       )
                                       )
COUNTY OF HARRIS                       )


     On October 4, 1996, personally appeared before me, a Notary Public, Wil1iam Erwin, who acknowledged that he executed the above document in his capacity as duly authorized agent of the CT Corporation System and Incorporator Am-Pac International, Inc.


                                        ----------------------------------------
                                        Notary Public

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                           Am-Pac International, Inc.

           Certificate of Acceptance of Appointment of Resident Agent

     The Corporation Trust Company of Nevada hereby accepts appointment as Resident Agent for the above named corporation.

Dated: 10/4/96
      ---------

Corporation Trust Company of Nevada

----------------------------
By: /s/ K.S. Hood
   -------------------------
Title: Asst. Secretary
      ----------------------